                                                                      EXHIBIT 12

                              CARNIVAL CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

                         (IN THOUSANDS, EXCEPT RATIOS)

                              NINE MONTHS ENDED
                                  AUGUST 31,                         YEAR ENDED NOVEMBER 30,
                            ----------------------  ----------------------------------------------------------
                               1997        1996        1996        1995        1994        1993        1992
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income from continuing
  operations..............  $  510,700  $  451,479  $  566,302  $  451,091  $  381,765  $  318,170  $  281,773
Income tax expense........       8,557      11,006       9,045       9,374      10,053       5,497       9,008
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------

Income from continuing
  operations before income
  tax expense.............     519,257     462,485     575,347     460,465     391,818     323,667     290,781

Adjustment to earnings:
  Dividends received less
    equity in income from
    affiliates............       8,236      (9,719)    (43,224)          0           0           0           0
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------

Earnings as adjusted......     527,493     452,766     532,123     460,465     391,818     323,667     290,781
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------

Fixed Charges:
  Interest expense, net...      43,510      49,889      64,092      63,080      51,378      34,325      53,792
  Interest portion of
    rental expense(1).....       1,761       1,626       3,093       2,529       2,575       2,894       3,567
  Fixed charges associated
    with discontinued
    operations............          --          --          --          --         928       1,451       1,265
  Capitalized interest....      12,305      18,679      25,799      18,762      21,888      24,609      21,682
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total fixed charges.......      57,576      70,194      92,984      84,371      76,769      63,279      80,306
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
Fixed charges not
  affecting earnings:
  Capitalized interest....     (12,305)    (18,679)    (25,799)    (18,762)    (21,888)    (24,609)    (21,682)
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings before fixed
  charges.................  $  572,764  $  504,281  $  599,308  $  526,074  $  446,699  $  362,337  $  349,405
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed
  charges.................         9.9x        7.2x       6.4x        6.2x        5.8x        5.7x        4.4x
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------

------------------------

(1) Represents one-third of rental expense, which Company management believes to be representative of the interest portion of rental expense.